Exhibit 99.1

IMUNON Announces Reverse Stock Split

LAWRENCEVILLE, N.J., July 23, 2025 (GLOBE NEWSWIRE) — IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage company in Phase 3 development of its DNA-mediated immunotherapy, today announced a reverse stock split of its issued and outstanding common stock, par value $0.01 per share, at a ratio of one (1) share of common stock for every fifteen (15) shares of common stock, that will become effective as of 12:01 a.m. (Eastern Time) on July 25, 2025 (the “Effective Date”). The Company’s common stock will begin trading on a split-adjusted basis when the market opens on July 25, 2025. At the Company’s Annual Meeting of Stockholders held on July 11, 2025, the Company’s stockholders approved a proposal to authorize a reverse stock split of the Company’s Common Stock, at a ratio within the range of 1-for-5 to 1-for-18. The Company’s board of directors approved a 1-for-15 reverse split ratio, and on July 21, 2025, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect the reverse stock split effective July 25, 2025. The Company’s common stock will continue to trade on The Nasdaq Capital Market under the stock ticker “IMNN” but will trade under the new CUSIP number 15117N701.

The reverse stock split is being implemented to ensure the Company meets the minimum bid price requirement for continued listing on The Nasdaq Capital Market, its current exchange.

As a result of the reverse stock split, each fifteen (15) pre-split shares of common stock outstanding will automatically combine into one (1) new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 31.8 million shares to approximately 2.1 million shares without taking into account fractional shares. No fractional shares will be issued as a result of the reverse stock split. All fractional shares will be rounded up to the nearest whole share. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity (other than as a result of the rounding of shares to the nearest whole share in lieu of issuing fractional shares).

The Company’s transfer agent, Equiniti Trust Company, which is also acting as the exchange agent for the reverse split, will send instructions to stockholders of record who hold stock certificates regarding the exchange of their old certificates for new certificates, should they wish to do so. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take action to implement the exchange of their shares.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

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The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2). IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s continued listing requirements, the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), and include statements regarding our planned stock split. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to the reverse stock split having the desired effect, our ability to regain compliance with Nasdaq’s listing requirements, the potential de-listing of our shares on Nasdaq, risks and uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors
Jenna Urban	Peter Vozzo
CG Life	ICR Healthcare
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com

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